Exhibit 16.1

May 7, 2009

Securities and Exchange Commissions

Washington, D.C. 20549

Commissioners:

We have read Heart Tronics, Inc.’s (formerly known as Signalife, Inc.) (Commission File Number 333-111683) statements included under Item 4.01 of its Form 8-K/A to be filed on May 7, 2009 related to our resignation on February 17, 2009 and we agree with such statements concerning our firm.

/s/

ELLIOTT DAVIS, LLC